EXHIBIT 10.8(b)

SEVENTH AMENDMENT TO THE
EMPLOYEE STOCK PURCHASE PLAN OF ESCO TECHNOLOGIES INC.

WHEREAS, ESCO Technologies Inc. (“Company”) adopted the Employee Stock Purchase Plan of ESCO Technologies Inc. (“Plan”); and

WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 12 thereof; and

WHEREAS, the Company desires to amend the Plan to (1) update the address of the Company’s principal offices, (2) permit the delegation of authority to approve adoption of the Plan by any division or domestic subsidiary of the Company, (3) clarify the definition of compensation for purposes of the Plan, (4) clarify the tax treatment of participant and Company contributions under the Plan, (5) make changes with respect to the limit on the number of shares that may be purchased under the Plan with Company contributions, and (6) permit the delegation of authority to make certain amendments to the Plan;

NOW, THEREFORE, effective as of February 6, 2013, the Plan is amended as follows:

1.	The second sentence of Section 1 is amended in its entirety to read as follows:

ESCO Technologies Inc. (the “Company”) is a Missouri corporation with its principal offices located at 9900A Clayton Road, Suite 200, St. Louis, Missouri 63124.

2.	The first sentence of Section 3 is amended in its entirety to read as follows:

A division or domestic subsidiary of the Company may elect to permit its employees to participate in the Plan subject to the approval of the Chairman and Chief Executive Officer of the Company or any other Corporate Officer of the Company to whom such authority has been delegated by the Chairman and Chief Executive Officer of the Company.

3.	Section 6 of the Plan is hereby amended in its entirety to read as follows:

6.    Payments by Participants: Participant contributions to this Plan may only be through payroll deductions. Participants may authorize the Company to make deductions from their compensation (as defined in the ESCO Employee Savings Investment Plan) to be applied to the purchase of Common Stock of the Company under the terms of the Plan.

Deductions authorized for such purpose shall be whole percentages of compensation and shall not be less than one percent (1%) nor more than ten percent (10%). Such deductions shall be made on an after-tax basis, subject to applicable income and employment taxes. The Company may establish rules of uniform application regarding a participant’s ability to change his deduction authorizations.

4.	Section 7(b) is amended in its entirety to read as follows:

(b)   At the discretion of an officer of the Company, the Company or a domestic subsidiary or division may contribute in cash an amount not to exceed twenty percent (20%) of the amounts contributed by participants. The Company’s contribution amounts may be separately determined for each division or subsidiary of the Company which participates in the Plan. Amounts contributed under this Section 7(b) shall be included in participants’ gross income for purposes of applicable income and employment taxes. Commencing October 15, 2003, the total number of shares of Common Stock that may be purchased under the Plan with the Company’s contribution amounts shall not exceed one hundred thousand (100,000) shares. The number of such shares of Common Stock available under the Plan (i) was adjusted effective September 9, 2005 to two hundred thousand (200,000) to reflect the two-for-one stock split in the form of a stock dividend for shareholders of record on that date, and (ii) shall be further adjusted to reflect stock dividends, stock splits, reverse stock splits and similar matters occurring after February 6, 2013 that affect the number of outstanding shares of Common Stock.

5.	The first sentence of Section 12 is amended in its entirety to read as follows:

The Company reserves the right with respect to any or all employees, including those who may be participants under the Plan, to amend or terminate the Plan at any time; provided that, except with respect to termination of the Plan and changes in the amount of contributions by participants under Section 6 or by the Company or a division or domestic subsidiary under Section 7(b), such authority may be delegated to any Corporate Officer of the Company, subject to limitation to those amendments which do not exceed such annual cost to the Company, or which satisfy such other conditions, as the Human Resources and Compensation Committee of the Board of Directors of the Company may determine from time to time.

IN WITNESS WHEREOF, the foregoing Amendment was adopted on the 6th day of February, 2013.